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                                                                   Exhibit 10.21

                                AGENCY AGREEMENT

                                                    MONOGRAM INTERNATIONAL INC.,
                                                MONOGRAM PRODUCTS (H.K.) LIMITED

                                       AND

                       TAI NAM INDUSTRIAL COMPANY LIMITED









This agency agreement dated entered into between Tai Nam Industrial Company Limited (hereinafter referred to as the Agent) of Units A&B, 3rd Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong and Monogram International Inc., and Monogram Products (H.K.) Limited whose address is situated at 12395, 75th Street North, Largo, Florida 33773-3090, U.S.A. and Units A&B, 3rd Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong, respectively (hereinafter collectively referred to as the Company).

Both parties agree to the following terms and conditions of the agreement:

WHEREAS, the Company and the Agent entered into this Agency Agreement pursuant to which the Agent, among other things, agreed to (i) handle all of the Company's purchase orders for its products, (ii) handle all of the Company's shipping documents, (iii) clear all of the Company's letters of credit and bills to Monogram Products (H.K.) Limited and payments, (iv) serve as a liaison between the Company and its manufacturers and vendors, and (v) ensure the quality of goods purchased for the Company.

NOW, THEREFORE, in consideration of the following and other goods and valuable consideration received to date, the Parties hereby agree as follows:



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1.  The Agent shall employ and maintain sufficient staff and purchasing personnel who will devote an adequate portion of their time to the purchase of the Company's products and to the performance of all the Agent's duties and obligations to be performed hereunder. In this connection, the Agent shall appoint a dedicated Account Executive to handle all matters for the Company, on a daily basis.

2. The Agent shall use commercially reasonable efforts to conduct its duties pursuant to the terms of this Agreement.

3. The Agent shall furnish the Company from time to time, as the Company may reasonably request, with such statements, reports or other documents pertaining to its activities hereunder.

4. The Agent shall provide manpower for the co-ordination work of the business including the handling of purchase orders planned for merchandise by the Company.

5.  The Agent shall provide manpower for the handling of all shipping documents.

6. The Agent shall provide manpower on the handling and clearance of L/C, bills and payments, where applicable.

7. The Agent shall provide the manpower on the liaison work with manufacturers and vendors.

8. The Agent shall control the quality of the goods by engaging Q.C. staff to carry out quality control inspections in the production line and on the finished goods to ensure quality is in accordance with the agreed specifications and that the product is complying with the required specifications.

9. In consideration of the aforementioned agency service, the agent shall receive, for products purchased on behalf of the company, a fee equal to 7% of the gross involved value of products purchased by the Company (the "Agency Fee"). The agency fee shall be computed on the basis of the following formula: Factory purchase price of the merchandise x (1/0.93) = Price quote to the Company with Agency fee inclusive

    For all existing items manufactured by existing vendors, other than Tai Nam, no agency fee will be charged by Tai Nam in the performance of the order management role in these manufacturing entrustments unless Tai Nam be able to source a better price on the existing item rendering a reduction and savings from the existing price paid by the Company. As and when a saving is realized, an agency fee, equal to the amount of the savings but no more than 7% as computed on the basis of the aforementioned paragraph, will be remunerated to Tai Nam. Any savings in excess of the 7% would be completely passed on to the Company such that the Company



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    would under no circumstance be paying higher cost as the result of the agency arrangement with Tai Nam.

10. The Company is to buy at FOB HK prices submitted by the vendors or factories. Shipment processing charges will be responsible by the vendors or factories for LCL handling including CFS charges (container freight station charges in respect of inland & HK Transportation), and THC (terminal handling charges and document charges from shipping companies). Shipment consolidation will be done in HK and is the responsibility of the vendors or factories.

11. In general, all other expenses on the development, testing, purchasing, selling and all other expenses in the maintenance of matters in association with this arrangement shall be responsible and paid for by the Company.

12. The Company shall be responsible for the charges in making of moulds on new products and all related charge to complete the mould for manufacturing. The moulds shall be the assets of the Company.

13. The Agency fee to the Agent shall be due and payable when the invoice is due as and when the goods are being shipped. Calculation will be done on individual invoice basis and be included as part of the cost of goods purchased by the Company.

14. The Company shall be responsible to ensure compliance with all legal and statutory requirements imposed on the business being conducted.

15. No party shall have the right to assign this Agreement or any of its rights and privileges hereunder to any other person, firm or corporation without the prior written consent of the other party, and any assignment without such consent shall be null and void.

16. The Agent acknowledges and agrees that during the term of this Agreement it will receive information developed by or on behalf of the Company relating to the Company's products and the Company's business. The Agent acknowledges and agree that such information, together with all information developed by or on behalf of the Company either separately or in cooperation or consultation with Agent hereunder, including without limitation, customer lists and related materials, and all of the foregoing shall be and remain the sole and exclusive property of the Company and is to be protected as confidential information (all such information being hereafter referred to collectively as the "Confidential Information"); except that Confidential Information shall not include information:

    (a) which is known to the recipient prior to disclosure (except for non-public information concerning existing Company products or products under



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        development by or for the Company) or is information generally available to the public;

    (b) which was not acquired, directly or indirectly and/or in any manner, from the disclosing party and which the recipient lawfully had in its possession prior to the date of this Agreement; (c) which, hereafter, through no act or omission on the part of the recipient, becomes information generally available to the public;

    (d) which corresponds in substance to information furnished to the recipient on a non-confidential basis by any third party having a legal right to do so; or

    (e) which is required in response to legal process, or to the extent a Party is advised that such action is required to comply with foreign, federal or state laws or regulations.

The provisions of this Section shall not apply to any disclosure by David Ki Kwan Chu in his capacity as Chairman or as a member of the Board of Directors of Toymax International. Inc. or any of its subsidiaries if such disclosure is not in violation of his fiduciary duties to Toymax International, Inc. or any of its subsidiaries. During the term of this Agreement and for a period of two years thereafter, the Agent agrees to keep confidential and disclose or permit to be disclosed to any third party any such Confidential Information except to the extent previously agreed in writing by the Company or as is required to be disclosed pursuant to applicable law. The Agent acknowledges and agrees that the Company would suffer great loss and irreparable damage if the Agent were to disclose Confidential Information other than as contemplated herein, and the Agent therefore acknowledges and agrees that the Company, in addition to any right or remedy it may have at law or in equity hereunder, shall be entitled to an injunction, without the posting of any bond or other security, enjoining or restraining the Agent, its officers, employees or representatives from any violation or threatened violation of this.

17. The Agent agrees not to sell, assign or transfer any products or property of the Company without the prior written consent of the Company.

18. This Agreement is to be construed in accordance with the laws of the Hong Kong Special Administration Region without giving effect to conflict of laws principles.

19. Neither this Agreement nor any provision thereof may be modified, waived, discharged or terminated orally, but only by a writing signed by the party to be charged. A waiver of any provision by any party to this Agreement shall be valid only in the instance for which given and shall not be deemed continuing, and any such waiver shall not be construed as a waiver of any other provision of this Agreement.



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20. Each party to this Agreement represents, agrees and warrants that it will perform all other acts and execute and deliver all other documents that may be necessary or appropriate to carry out the intent and purposes of this Agreement.

21. This agreement shall be valid for a period to 31st March 2001 from the date herein above referred. This agreement shall automatically extend until termination. Each party shall have the right to terminate this agreement by giving the other party three months' written notice in advance.

22. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect. If any arbitration tribunal or court of competent jurisdiction deems any provision thereof (other than for the payment of money) unreasonable modification thereof and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform the same as thus modified.

23. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.


WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written. ABOVE AGREED TO AND ACCEPTED:

MONOGRAM INTERNATIONAL INC.

By: /s/ Thomas A. Schultz
     Name: Thomas A. Schultz
     Title:   CFO & Asst. Secretary

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      Date:   March 24, 2000
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MONOGRAM PRODUCTS (H.K.) LIMITED

By: /s/ Robert K. Holden
Name: Robert K. Holden
    Title:   Executive Vice President
     Date:   March 24, 2000



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TAI NAM INDUSTRIAL COMPANY LIMITED

By: /s/ Edward Chu
Name: Edward Chu
     Title:   Director of Sales
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      Date:   March 30, 2000
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